FEE AGREEMENT

         Fee Agreement made as of __________, 2007, between CAUSEWAY CAPITAL MANAGEMENT TRUST, a Delaware statutory trust ("Trust"), and CAUSEWAY CAPITAL MANAGEMENT LLC ("Causeway"), a Delaware limited liability company registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

         WHEREAS the Trust is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company, and has established a new series of shares of beneficial interest, which corresponds to a distinct portfolio, and is known as Causeway Emerging Markets Fund (the "Fund");

         WHEREAS the Trust has entered into an Investment Advisory Agreement, dated as of September 20, 2001, between the Trust and Causeway (the "Investment Advisory Agreement");

         WHEREAS the Investment Advisory Agreement contemplates the addition of new series of the Trust, upon execution of a fee agreement with respect to such newly-established series; and

         WHEREAS the Trust desires to retain Causeway as investment adviser to furnish investment advisory and portfolio management services to the Trust with respect to the Fund, and Causeway is willing to furnish such services;

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. APPOINTMENT. The Trust hereby appoints Causeway as investment adviser of the Fund for the period set forth in this Fee Agreement. Causeway accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

         2. INCORPORATION OF THE INVESTMENT ADVISORY AGREEMENT. Except as provided herein, all terms and conditions of the Investment Advisory Agreement are incorporated into this Fee Agreement, and the Fund shall be considered a "Series" for all purposes under the Investment Advisory Agreement, as that term is used in such agreement.

         3. COMPENSATION. For the services provided and the expenses assumed pursuant to this Fee Agreement, with respect to the Fund, the Trust will pay to Causeway a fee, computed daily and paid monthly, at an annual rate of 1.00% of average daily net assets of the Fund. Such compensation shall be computed and paid in accordance with the terms of the Investment Advisory Agreement.

         4. DURATION. Unless sooner terminated as provided in the Investment Advisory Agreement, this Fee Agreement shall continue in effect until September 20, 2008. Thereafter, if not terminated, this Fee Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Independent Board Members of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or with respect to the Fund by vote of a majority of the outstanding voting securities of the Fund.


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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.



                                               CAUSEWAY CAPITAL
                                               MANAGEMENT TRUST
Attest:
                                               By:
                                                  -----------------
By:   -----------------------------               Name: Turner Swan
      Name:                                       Title: President and Secretary
      Title:
                                               CAUSEWAY CAPITAL
                                               MANAGEMENT LLC
Attest:
                                               By:
                                                  ---------------------
By:                                               Name: Sarah H. Ketterer
      ----------------------------                Title: Chief Executive Officer
      Name:
      Title: